EXHIBIT F-1
June  16, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
       Re:  Cinergy Corp., et al./File No. 70-9577
Ladies and Gentlemen:
       I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935. This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 in the above file (including any amendments thereto, the "Application"). Any capitalized terms used herein without separate definition have the meanings assigned thereto in the Application.
       In connection with this opinion, I have reviewed the Application and such other documents and made such other investigation as I have deemed appropriate.
       Based on the foregoing and subject to the other paragraphs hereof,
I express the following opinions:
       1. All state laws applicable to the proposed transactions will have been complied with.
       2.   Cinergy is validly organized and duly existing.
       3. Any equity securities to be issued by Cinergy pursuant to the Application will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges.
       4. Any debt securities to be issued by Cinergy pursuant to the Application will be valid and binding obligations of Cinergy, enforceable against Cinergy in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.
       5. Cinergy, CGR and CC&T will legally acquire any securities or assets of EPAct Projects or Financing Conduits.
       6. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.
       The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and the Commission's order or orders granting and permitting the Application to become effective.
       I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.
       I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.
                                     Very truly yours,
                                     /S/George Dwight II
                                     Senior Counsel